Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2020 FOURTH QUARTER
AND FULL YEAR RESULTS
-Fourth Quarter Comps Increased 1%-
-Fiscal 2020 Earnings Per Share Exceed High-end of Expectations-

Fourth Quarter Fiscal 2020 Financial Summary

•	Net sales were $678 million

•	Comparable sales increased 1%

•	GAAP EPS from continuing operations increased to $2.49 vs. $1.53 last year, up 63%

•	Non-GAAP EPS from continuing operations increased to $3.09(1) vs. $2.18 last year, up 42%

Fiscal 2020 Financial Summary

•	Net sales were $2.2 billion

•	Comparable sales increased 3%

•	GAAP EPS from continuing operations increased to $3.94 vs. $2.63 last year, up 50%

•	Non-GAAP EPS from continuing operations increased to $4.58(1) vs. $3.28 last year, up 40%

NASHVILLE, Tenn., March 12, 2020 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $2.49 for the three months ended February 1, 2020, compared to earnings from continuing operations per diluted share of $1.53 in the fourth quarter last year. Adjusted for the Excluded Items in both periods, the Company reported fourth quarter earnings from continuing operations per diluted share of $3.09, compared to earnings from continuing operations per diluted share of $2.18 last year.

GAAP earnings from continuing operations per diluted share were $3.94 for the year ended February 1, 2020, compared to earnings from continuing operations per diluted share of $2.63 for the year ended February 2, 2019. Adjusted for the Excluded Items in both periods, the Company reported Fiscal 2020 earnings from continuing operations per diluted share of $4.58, compared to earnings from continuing operations per diluted share of $3.28 for Fiscal 2019.

__________________________
(1) Excludes a charge for pension plan settlement, acquisition expenses and asset impairments, partially offset by a gain on the sale of the Lids headquarters building, a gain on lease terminations and a gain related to Hurricane Maria, net of tax effect in the fourth quarter and year of Fiscal 2020 (“Excluded Items”). A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Mimi E. Vaughn, Genesco President and Chief Executive Officer, said, “Fiscal 2020, which marked our first year as a footwear focused company, was filled with many notable successes and important accomplishments. We delivered strong results, building on the turnaround in profitability that began in fiscal 2019. This included positive consolidated comparable sales growth in every quarter, even as we faced more challenging comparisons, and positive store comps for the year. Positive comps combined with gross margin expansion, cost reduction efforts and share repurchase activity, helped fuel a 40% year-over-year increase in adjusted earnings per share. In addition, we made an accretive acquisition late in the year that advances our go-forward strategy to build the branded side of our business and provides Genesco with another growth vehicle as we embark upon this exciting new chapter in our Company’s history.

“The first quarter has started slowly for our U.S. footwear businesses which have experienced challenging traffic trends early in the new fiscal year due in part to unseasonably warm weather in many parts of the country. We have also seen store traffic affected in tourist destinations both in the U.K. and U.S. and in our airport locations due to the impact on travel from the Coronavirus. Despite these near-term headwinds, we are confident in the strategic course we have set for Genesco. With a very healthy balance sheet, we have the flexibility to invest for growth and new capabilities in our current businesses, pursue new growth opportunities and return cash to our shareholders.”

Fourth Quarter Review
Net sales for the fourth quarter of Fiscal 2020 were flat at $678 million compared to the fourth quarter of Fiscal 2019. Excluding the impact of lower exchange rates this year, revenue was still flat for the quarter. Comparable sales increased 1%, with stores down 2% and direct up 19%. Direct-to-consumer sales were 16.6% of total retail sales for the quarter, compared to 13.7% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	4QFY20	4QFY19
Journeys Group	1%	7%
Schuh Group	3%	(8)%
Johnston & Murphy Group	(3)%	4%
Total Genesco Comparable Sales	1%	4%
Same Store Sales	(2)%	3%
Comparable Direct Sales	19%	10%

Fourth quarter gross margin this year was 46.9%, up 20 basis points, compared with 46.7% last year. The increase as a percentage of sales reflects decreased markdowns for Journeys Group, more full-price selling for Schuh Group, partially offset by increased markdowns at Johnston & Murphy retail.

Selling and administrative expense as a percentage of sales for the fourth quarter this year was 38.5%, down 40 basis points, compared to 38.9% of sales for the same period last year. Adjusted selling and administrative expenses were flat for the fourth quarter this year. Expenses reflect lower bonus expense and improved rent, offset by increased marketing expense.

Exhibit 99.1

Genesco’s GAAP operating income for the fourth quarter was $45.3 million, or 6.7% of sales this year, compared with $50.6 million, or 7.5% of sales last year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $59.3 million, or 8.8% of sales this year, compared with $58.5 million, or 8.7% of sales last year.

The effective tax rate for the quarter was 21.0% in Fiscal 2020 compared to 40.6% last year. The adjusted tax rate, reflecting Excluded Items, was 25.3% in Fiscal 2020 compared to 27.5% last year. The lower adjusted tax rate for this year reflects the benefit of additional income taxed at lower jurisdictional statutory tax rates, partially offset by a reduction in U.S. federal tax credits.

GAAP earnings from continuing operations were $35.5 million in the fourth quarter of Fiscal 2020, compared to $29.7 million in the fourth quarter last year. Adjusted for the Excluded Items in both periods, fourth quarter earnings from continuing operations were $44.1 million, or $3.09 per share, in Fiscal 2020, compared to $42.4 million, or $2.18 per share, last year.

Full Year Review
Net sales for Fiscal 2020 were flat at $2.2 billion compared to Fiscal 2019. Excluding the impact of lower exchange rates this year, revenue increased 1% for the year. Comparable sales increased 3%, with stores up 1% and direct up 18%. Direct-to-consumer sales were 12.6% of total retail sales for the year compared to 10.8% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	FY20	FY19
Journeys Group	4%	8%
Schuh Group	2%	(8)%
Johnston & Murphy Group	(2)%	7%
Total Genesco Comparable Sales	3%	5%
Same Store Sales	1%	4%
Comparable Direct Sales	18%	10%

Fiscal 2020 gross margin this year was 48.4%, up 60 basis points, compared with 47.8% last year. The increase as a percentage of sales reflects decreased markdowns for Journeys Group, better margins on sale-price product for Schuh Group and improved wholesale margins for Johnston & Murphy.

Selling and administrative expense as a percentage of sales for the year was flat at 44.0% compared to the same period last year. Adjusted selling and administrative expense was up 20 basis points for the year compared to the same period last year. The increase reflects increased marketing expenses, partially offset by lower rent expenses.

Genesco’s GAAP operating income for Fiscal 2020 was $83.3 million, or 3.8% of sales, compared with $81.8 million, or 3.7% of sales last year. Adjusted for the Excluded Items in both periods, operating income was $99.2 million, or 4.5% of sales this year, compared with $90.7 million, or 4.1% of sales last year.

Exhibit 99.1

The effective tax rate was 25.1% in Fiscal 2020 compared to 34.5% last year. The adjusted tax rate, reflecting Excluded Items, was 26.9% in Fiscal 2020 compared to 27.1% last year. The lower adjusted tax rate for this year reflects the benefit of additional income taxed at lower jurisdictional statutory tax rates, partially offset by a reduction in U.S. federal tax credits.

GAAP earnings from continuing operations were $61.8 million in Fiscal 2020, compared to $51.2 million in Fiscal 2019. Adjusted for the Excluded Items in both periods, earnings from continuing operations were $71.8 million, or $4.58 per share, in Fiscal 2020, compared to $64.0 million, or $3.28 per share, last year.

Cash, Borrowings and Inventory
Cash and cash equivalents at February 1, 2020, were $81.4 million, compared with $167.4 million at February 2, 2019. Total debt at the end of the fourth quarter of Fiscal 2020 was $14.4 million compared with $65.7 million at the end of last year’s fourth quarter, a decrease of 78%. Inventories were flat in the fourth quarter of Fiscal 2020 on a year-over-year basis.

Capital Expenditures and Store Activity
For the fourth quarter, capital expenditures were $8 million, which consisted of $5 million related to store remodels and new stores and $3 million related to direct to consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $12 million. During the quarter, the Company opened three new stores and closed 15 stores. The Company ended the quarter with 1,480 stores compared with 1,512 stores at the end of the fourth quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases
For the fourth quarter of Fiscal 2020, the Company did not repurchase any shares. Since late December 2018 through the end of Fiscal 2020, the Company has spent approximately $235 million repurchasing over 5.5 million shares across three authorizations totaling $325 million, including a new $100 million authorization announced in late September 2019.

Fiscal 2021 Outlook
For Fiscal 2021, the Company expects:

•	Total sales to increase 3% to 6% including sales from the recent Togast acquisition.

•	Comparable sales to be down 1% to up 2%, and

•	Adjusted diluted earnings per share from continuing operations in the range of $4.90 to $5.40 with an expectation that earnings for the year will be near the midpoint of the range.(2)
Access the conference call for details regarding guidance assumptions.

__________________________
(2) A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

Conference Call and Summary Financial Presentation and Guidance
The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 12, 2020, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; weakness in shopping mall traffic; risks related to the potential for terrorist events; risks related to public health and safety events, including for example, the COVID-19 coronavirus outbreak which began in 2019; changes in buying patterns by significant wholesale customers; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to open additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions; the Company’s ability to realize anticipated cost savings, including rent savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking

Exhibit 99.1

statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter 4		Quarter 4
	February 1, 2020	% of	February 2, 2019	% of
		Net Sales		Net Sales
Net sales	$677,579	100.0%	$675,491	100.0%
Cost of sales	360,107	53.1%	359,828	53.3%
Gross margin	317,472	46.9%	315,663	46.7%
Selling and administrative expenses	260,612	38.5%	262,876	38.9%
Asset impairments and other, net	11,531	1.7%	2,144	0.3%
Operating income	45,329	6.7%	50,643	7.5%
Loss on early retirement of debt	—	0.0%	597	0.1%
Other components of net periodic benefit cost	(124)	0.0%	(313)	0.0%
Interest expense, net	495	0.1%	373	0.1%
Earnings from continuing operations before
income taxes	44,958	6.6%	49,986	7.4%
Income tax expense	9,443	1.4%	20,287	3.0%
Earnings from continuing operations	35,515	5.2%	29,699	4.4%
Earnings (loss) from discontinued operations, net of tax
benefit of $0.0 million and $24.2 million for the fourth
quarter ended Feb. 1, 2020 and Feb. 2, 2019, respectively	47	0.0%	(93,670)	-13.9%
Net Earnings (Loss)	$35,562	5.2%	$(63,971)	-9.5%

Basic earnings (loss) per share:
Before discontinued operations	$2.52		$1.54
Net earnings (loss)	$2.52		$(3.31)

Basic weighted-average shares outstanding	14,108		19,323

Diluted earnings (loss) per share:
Before discontinued operations	$2.49		$1.53
Net earnings (loss)	$2.49		$(3.29)

Diluted weighted-average shares outstanding	14,277		19,445

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	February 1, 2020	% of	February 2, 2019	% of
		Net Sales		Net Sales
Net sales	$2,197,066	100.0%	$2,188,553	100.0%
Cost of sales	1,133,951	51.6%	1,141,497	52.2%
Gross margin	1,063,115	48.4%	1,047,056	47.8%
Selling and administrative expenses	966,423	44.0%	962,076	44.0%
Asset impairments and other, net	13,374	0.6%	3,163	0.1%
Operating income	83,318	3.8%	81,817	3.7%
Loss on early retirement of debt	—	0.0%	597	0.0%
Other components of net periodic benefit cost	(395)	0.0%	(380)	0.0%
Interest expense, net	1,278	0.1%	3,341	0.2%
Earnings from continuing operations before income taxes	82,435	3.8%	78,259	3.6%
Income tax expense	20,678	0.9%	27,035	1.2%
Earnings from continuing operations	61,757	2.8%	51,224	2.3%
Loss from discontinued operations, net of tax benefit of $0.1
million and $27.5 million for Fiscal 2020 and 2019, respectively	(373)	0.0%	(103,154)	-4.7%
Net Earnings (Loss)	$61,384	2.8%	$(51,930)	-2.4%

Basic earnings (loss) per share:
Before discontinued operations	$3.97		$2.65
Net earnings (loss)	$3.95		$(2.68)

Basic weighted-average shares outstanding	15,544		19,351

Diluted earnings (loss) per share:
Before discontinued operations	$3.94		$2.63
Net earnings (loss)	$3.92		$(2.66)

Diluted weighted-average shares outstanding	15,671		19,495

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Quarter 4		Quarter 4
	February 1, 2020	% of	February 2, 2019	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$466,186	68.8%	$463,154	68.6%
Schuh Group	111,711	16.5%	108,599	16.1%
Johnston & Murphy Group	86,146	12.7%	89,273	13.2%
Licensed Brands	13,467	2.0%	14,406	2.1%
Corporate and Other	69	0.0%	59	0.0%
Net Sales	$677,579	100.0%	$675,491	100.0%
Operating Income (Loss):
Journeys Group	$55,685	11.9%	$56,077	12.1%
Schuh Group	5,679	5.1%	4,125	3.8%
Johnston & Murphy Group	7,363	8.5%	9,731	10.9%
Licensed Brands	(849)	-6.3%	(109)	-0.8%
Corporate and Other(1)	(22,549)	-3.3%	(19,181)	-2.8%
Operating Income	45,329	6.7%	50,643	7.5%
Loss on early retirement of debt	—	0.0%	597	0.1%
Other components of net periodic benefit cost	(124)	0.0%	(313)	0.0%
Interest, net	495	0.1%	373	0.1%

Earnings from continuing operations before income taxes	44,958	6.6%	49,986	7.4%
Income tax expense	9,443	1.4%	20,287	3.0%
Earnings from continuing operations	35,515	5.2%	29,699	4.4%
Earnings (loss) from discontinued operations, net of tax
benefit of $0.0 million and $24.2 million for the fourth
quarter ended Feb. 1, 2020 and Feb. 2, 2019, respectively	47	0.0%	(93,670)	-13.9%
Net Earnings (Loss)	$35,562	5.2%	$(63,971)	-9.5%

(1) Includes an $11.6 million charge in the fourth quarter of Fiscal 2020 which includes $11.5 million pension settlement expense and $1.3 million for asset impairments, partially offset by a $0.6 million gain on the sale of the Lids headquarters building, a $0.4 million gain for lease terminations and a $0.2 million gain related to Hurricane Maria and includes $2.5 million for acquisition related expenses. Includes a $2.2 million charge in the fourth quarter of Fiscal 2019 which includes $2.1 million for asset impairments and $0.1 million for hurricane losses and includes $5.7 million for bonus related to the sale of Lids Sports Group.

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	February 1, 2020	% of	February 2, 2019	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$1,460,253	66.5%	$1,419,993	64.9%
Schuh Group	373,930	17.0%	382,591	17.5%
Johnston & Murphy Group	300,850	13.7%	313,134	14.3%
Licensed Brands	61,859	2.8%	72,564	3.3%
Corporate and Other	174	0.0%	271	0.0%
Net Sales	$2,197,066	100.0%	$2,188,553	100.0%
Operating Income (Loss):
Journeys Group	$114,945	7.9%	$100,799	7.1%
Schuh Group	4,659	1.2%	3,765	1.0%
Johnston & Murphy Group	17,702	5.9%	20,385	6.5%
Licensed Brands	(698)	-1.1%	(488)	-0.7%
Corporate and Other(1)	(53,290)	-2.4%	(42,644)	-1.9%
Operating Income	83,318	3.8%	81,817	3.7%
Loss on early retirement of debt	—	0.0%	597	0.0%
Other components of net periodic benefit cost	(395)	0.0%	(380)	0.0%
Interest, net	1,278	0.1%	3,341	0.2%
Earnings from continuing operations before income taxes	82,435	3.8%	78,259	3.6%
Income tax expense	20,678	0.9%	27,035	1.2%
Earnings from continuing operations	61,757	2.8%	51,224	2.3%
Loss from discontinued operations, net of tax benefit of $0.1
million and $27.5 million for Fiscal 2020 and 2019, respectively	(373)	0.0%	(103,154)	-4.7%
Net Earnings (Loss)	$61,384	2.8%	$(51,930)	-2.4%

(1) Includes a $13.4 million charge in Fiscal 2020 which includes $11.5 million pension settlement expense and $3.1 million for asset impairments, partially offset by a $0.6 million gain on the sale of the Lids headquarters building, a $0.4 million gain for lease terminations and a $0.2 million gain related to Hurricane Maria and includes $2.5 million for acquisition related expenses. Includes a $3.2 million charge in Fiscal 2019 which includes $4.2 million for asset impairments, $0.3 million in legal and other matters and $0.1 million in hurricane losses, partially offset by a $1.4 million gain related to Hurricane Maria and includes $5.7 million for bonus related to the sale of Lids Sports Group.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 1, 2020	February 2, 2019
Assets
Cash and cash equivalents	$81,418	$167,355
Accounts receivable(1)	29,195	132,390
Inventories	365,269	366,667
Other current assets	32,301	64,634
Total current assets	508,183	731,046
Property and equipment	238,320	277,375
Operating lease right of use asset	735,044	—
Goodwill and other intangibles	158,548	124,928
Other non-current assets	40,383	47,732
Total Assets	$1,680,478	$1,181,081

Liabilities and Equity
Accounts payable	$135,784	$158,603
Current portion long-term debt	—	8,992
Current portion operating lease liability	142,695	—
Other current liabilities	83,456	108,634
Total current liabilities	361,935	276,229
Long-term debt	14,393	56,751
Long-term operating lease liability	647,949	—
Other long-term liabilities	36,858	110,550
Equity	619,343	737,551
Total Liabilities and Equity	$1,680,478	$1,181,081

(1) Includes $103 million receivable from the sale of Lids Sports Group in Fiscal 2019.

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	2/3/2018	Open	Close	2/2/2019	Open	Close	2/1/2020
Journeys Group	1,220	26	53	1,193	8	30	1,171
Schuh Group	134	6	4	136	1	8	129
Johnston & Murphy Group	181	4	2	183	3	6	180
Total Retail Units	1,535	36	59	1,512	12	44	1,480

GENESCO INC.
Store Count Activity

	Balance			Balance
	11/2/2019	Open	Close	2/1/2020
Journeys Group	1,182	2	13	1,171
Schuh Group	131	—	2	129
Johnston & Murphy Group	179	1	—	180
Total Retail Units	1,492	3	15	1,480

GENESCO INC.
Comparable Sales

	Quarter 4		Fiscal Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Journeys Group	1%	7%	4%	8%
Schuh Group	3%	(8)%	2%	(8)%
Johnston & Murphy Group	(3)%	4%	(2)%	7%
Total Comparable Sales	1%	4%	3%	5%

Same Store Sales	(2)%	3%	1%	4%
Comparable Direct Sales	19%	10%	18%	10%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended February 1, 2020 and February 2, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4
	February 1, 2020			February 2, 2019
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$35,515	$2.49		$29,699	$1.53

Asset impairments and other adjustments:
Impairment charges	$1,258	965	0.07	$2,099	1,521	0.08
Pension settlement	11,510	8,409	0.59	—	—	0.00
Gain on lease terminations	(502)	(366)	(0.03)	—	—	0.00
Acquisition expenses	2,474	1,808	0.13	—	—	0.00
Gain on sale Lids building	(586)	(428)	(0.03)	—	—	0.00
Bonus related to sale of Lids Sports Group	—	—	0.00	5,707	4,136	0.21
Loss on early retirement of debt	—	—	0.00	597	433	0.02
Gain on Hurricane Maria	(149)	(110)	(0.01)	—	—	0.00
Other hurricane losses	—	—	0.00	45	33	0.00
Total asset impairments and other adjustments	$14,005	10,278	0.72	$8,448	6,123	0.31

Income tax expense adjustments:
Other tax items		(1,719)	(0.12)		6,537	0.34
Total income tax expense adjustments		(1,719)	(0.12)		6,537	0.34
Adjusted earnings from continuing operations (1) and (2)		$44,074	$3.09		$42,359	$2.18

(1) The adjusted tax rate for the fourth quarter of Fiscal 2020 and 2019 is 25.3% and 27.5%, respectively.

(2) EPS reflects 14.3 million and 19.4 million share count for the fourth quarter of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended February 1, 2020 and February 2, 2019

	Quarter 4 - February 1, 2020
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$55,685	$—	$55,685
Schuh Group	5,679	—	5,679
Johnston & Murphy Group	7,363	—	7,363
Licensed Brands	(849)	—	(849)
Corporate and Other	(22,549)	14,005	(8,544)

Total Operating Income	$45,329	$14,005	$59,334
% of sales	6.7%		8.8%

	Quarter 4 - February 2, 2019
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$56,077	$—	$56,077
Schuh Group	4,125	—	4,125
Johnston & Murphy Group	9,731	—	9,731
Licensed Brands	(109)	—	(109)
Corporate and Other	(19,181)	7,851	(11,330)

Total Operating Income	$50,643	$7,851	$58,494
% of sales	7.5%		8.7%

'

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Fiscal Year Ended February 1, 2020 and February 2, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended
	February 1, 2020			February 2, 2019
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$61,757	$3.94		$51,224	$2.63

Asset impairments and other adjustments:
Impairment charges	$3,095	2,261	0.14	$4,153	3,032	0.15
Pension settlement	11,510	8,409	0.54	—	—	0.00
Gain on lease terminations	(458)	(335)	(0.02)	—	—	0.00
Acquisition expenses	2,474	1,808	0.12	—	—	0.00
Gain on sale Lids building	(586)	(428)	(0.03)	—	—	0.00
Bonus related to sale of Lids Sports Group	—	—	0.00	5,707	4,166	0.21
Loss on early retirement of debt	—	—	0.00	597	436	0.02
Legal and other matters	—	—	0.00	270	197	0.01
Gain on Hurricane Maria	(187)	(137)	(0.01)	(1,419)	(1,036)	(0.05)
Other hurricane losses	—	—	0.00	160	117	0.01
Total asset impairments and other adjustments	$15,848	11,578	0.74	$9,468	6,912	0.35

Income tax expense adjustments:
Tax impact share based awards		(54)	0.00		452	0.02
Other tax items		(1,475)	(0.10)		5,399	0.28
Total income tax expense adjustments		(1,529)	(0.10)		5,851	0.30
Adjusted earnings from continuing operations (1) and (2)		$71,806	$4.58		$63,987	$3.28

(1) The adjusted tax rate for Fiscal 2020 and 2019 is 26.9% and 27.1%, respectively.

(2) EPS reflects 15.7 million and 19.5 million share count for Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Fiscal Year Ended February 1, 2020 and February 2, 2019

	Fiscal Year Ended - February 1, 2020
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$114,945	$—	$114,945
Schuh Group	4,659	—	4,659
Johnston & Murphy Group	17,702	—	17,702
Licensed Brands	(698)	—	(698)
Corporate and Other	(53,290)	15,848	(37,442)

Total Operating Income	$83,318	$15,848	$99,166
% of sales	3.8%		4.5%

	Fiscal Year Ended - February 2, 2019
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$100,799	$—	$100,799
Schuh Group	3,765	—	3,765
Johnston & Murphy Group	20,385	—	20,385
Licensed Brands	(488)	—	(488)
Corporate and Other	(42,644)	8,870	(33,774)

Total Operating Income	$81,817	$8,870	$90,687
% of sales	3.7%		4.1%

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2021

In millions (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2021		Fiscal 2021
Forecasted earnings from continuing operations	$74.1	$5.16	$66.2	$4.61

Adjustments:(1)
Store impairments and other matters	3.5	0.24	4.2	0.29
Adjusted forecasted earnings from continuing operations (2)	$77.6	$5.40	$70.4	$4.90

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2021 is approximately 26.5%.

(2) EPS reflects 14.4 million share count for Fiscal 2021 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.